Exhibit 99.1

NEWS RELEASE

American Oil & Gas Updates Recent Drilling Activity

DENVER, December 23, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) announced today that the Viall #30-1 well at American’s Goliath project, has been successfully drilled and cased to its planned total depth of 14,430’. Log analysis indicates potential productive pay in four separate zones within the Red River formation and in the deeper Winnipeg formation. The Viall well was drilled on a prospect identified by a 3D seismic program that is located approximately 2.5 miles northwest of the successful Solberg 32-2 well. American owns a 34.34% working interest and a 27.47% net revenue interest in this well. Completion is tentatively scheduled for the first quarter of 2009.

Within American’s Fetter project, the vertically drilled Sims 7-25 well, the most recent well in the drilling program there, has been successfully drilled and cased to its planned total depth of 11,958’. This well was drilled and cased in 19 days for less than $2 million, a substantial improvement over the time required to drill prior wells. This well is designed to be initially completed in the Frontier formation and may be dual completed in both the Frontier and the Niobrara formations, then simultaneously produced from both. American owns a 69.375% working interest and a 56.04% net revenue interest in the well. Completion is tentatively scheduled for the first quarter of 2009.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184